EXHIBIT 10.1
Vector Group Ltd.
Stock Ownership Guidelines
(Adopted as of March 3, 2014)

I.Applicability

These stock ownership guidelines (the “Guidelines”) shall apply to the following persons (note that all persons identified as being subject to these guidelines are hereinafter referred to as the “Covered Persons”):

a.
Certain Corporate Officers. The Named Executive Officers of Vector Group Ltd. (the “Company”) including (but not limited to) the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, and/or any other Executive Officer of the Company (irrespective of position or title) whose compensation is annually disclosed in the Company’s annual proxy statement.

b.	Board Members. Each non-employee member of the Board of Directors of the Company (each an “Outside Director”)

II.	Required Stock Ownership

a.
Each Covered Person is required to own (and to retain ownership thereof during his or her tenure in his or her respective position with the Company) a certain amount of Company common stock. The following securities shall be counted toward satisfaction of these ownership guidelines:

i.	Unrestricted shares of common stock whether obtained by stock option exercise or open market or private purchase.

ii.	Restricted shares of common stock granted to the Covered Person in connection with any Company equity incentive plan.

iii.	Shares of common stock held beneficially by the executive or director through any Employee or Company Stock Ownership Plan.

iv.
Shares of stock listed in Section II (a) i, ii, or iii above owned by (A) Immediate Family Members of the Covered Person, or (B) a trust, partnership or other entity established for the benefit of the Covered Person and/or one or more Immediate Family Members of the Covered Person.

1.	“Immediate Family Member” means a spouse, parent, child or grandchild of the Covered Person.

2.	The Covered Person shall have an obligation to provide to the Company, upon request, information regarding shares held as described in this Section (II) (a) iv.

b.
With respect to Named Executive Officers, the amount of the Company’s common stock required to be owned in conformity with this guideline is based on the fair market value thereof, and the base salary then in effect, as follows:

i.	Three times base salary for the Chief Executive Officer.

ii.	One and one-half times base salary for any Executive Vice President.

iii. One times base salary for any other Named Executive Officer of the Company consistent with Section I (a) hereof.

c.	With respect to each Outside Director of the Company, the number of shares of Company common stock required to be owned is two times the annual cash retainer fee.

d.
The Guideline level of stock ownership applicable to each Covered Person shall be attained within five years of either the date of adoption of this policy or the date upon which any such Covered Person first attains a position with the Company that requires such Covered Person to comply with this policy, whichever date is later.

III.	Testing Compliance

a.	When testing compliance with the Guidelines on any given date:

iii.
The then current base salary of the Covered Person, and the higher of (A) the “cost basis” of any purchased or owned shares, or (B) the “fair market value” of any purchased or owned shares (not including unexercised stock options) on that date, shall be used.

iv.
The closing price of the Company’s common stock on the New York Stock Exchange on that date (or on the most recent date on which the New York Stock Exchange was open) shall be considered as the “fair market value” of any shares referenced herein.

v.	For purposes of testing compliance with the Guidelines, any shares of common stock pledged by the Covered Person shall be excluded from the calculation.

b.
Compliance with the Guidelines shall be tested as of the last day of each calendar quarter. Upon adoption of this policy by the Board of Directors of the Company, compliance shall first be tested for all Covered Persons as of March 31, 2014.

c.
Until termination of service, the Covered Person must at all times retain ownership of the number of shares that the Covered Person is required to own as specified in Section II (b) or Section II (c) hereof (i.e., based upon the Company position then held by such Covered Person) in order to be in compliance with the Guidelines. Subsequent changes in base salary or common stock price cannot cause a Covered Person who has been in compliance to become out of compliance.

d.
If the Compensation Committee determines that the Guidelines apply to any management-level employee, or any person becomes a member of the Board of Directors, then the first date to test compliance shall be the last day of the calendar quarter in which the Guidelines first become applicable to this Covered Person.

IV.	Consequences of Non-Compliance

a.
If a Covered Person is not in compliance with the Guidelines, the Board may request that such Covered Person retain 100% of all net shares received under any Company equity compensation plan. For this purpose, “net shares” means all shares remaining after a stock sale by the Covered Person to pay any taxes due with respect to the shares received, and/or to pay the exercise price (in the case of stock options).

b.
The Compensation Committee of the Board may consider the non-compliance of any Covered Person when considering or determining subsequent stock compensation awards (including, but not limited to, stock options or restricted stock) under any equity incentive plan of the Company.

Any determination, modification, interpretation or other action by the Committee pursuant to this policy shall be made and taken by a vote of a majority of its members. The Committee has the sole authority to construe, interpret and implement this policy, make any determination necessary or advisable in administering this policy, and modify, supplement, rescind or replace all or any portion of this policy.